SENIOR EXECUTIVE AGREEMENT

THIS SENIOR EXECUTIVE AGREEMENT (the “Agreement”)  by and between ON ASSIGNMENT, INC., a Delaware corporation (the “Company”) and PETER T. DAMERIS (“Executive”) is entered into on November 4, 2009.

Recitals

A.     The Company and Executive previously entered into an agreement, dated October 27, 2003, pursuant to which Executive is employed as the Chief Executive Officer and President of the Company (as amended on December 14, 2006 and as Amended and Restated on December 11, 2008, the “Prior Agreement”).

B.      The Company and Executive wish to enter into a new agreement, effective January 1, 2010 (the “Effective Date”) pursuant to which Executive will continue his employment as the Chief Executive Officer and President of the Company under the terms and conditions set forth herein.  The Prior Agreement shall continue to govern all compensation paid or payable to Executive under that Prior Agreement, including the 2006 Equity Awards (as defined in that Prior Agreement), while the Agreement shall govern all compensation paid or payable to Executive under the Agreement.

C.         Certain definitions are set forth in Section 4 of this Agreement.

Agreement

The parties hereto agree as follows:

1.             Employment.  The Company hereby engages Executive to continue to serve as the Chief Executive Officer and President of the Company, and Executive agrees to continue to serve the Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a)           Services.  During the Service Term, Executive, as Chief Executive Officer and President of the Company, shall have all the duties and responsibilities customarily rendered by Chief Executive Officers and Presidents of companies of similar size and nature and as may be reasonably assigned from time to time by the Board (as defined below).  Executive will report directly to the Board.  Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates.  Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) with the prior approval of the Board, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the Board in advance of accepting any such position.  Unless the Company and Executive agree to the contrary, Executive’s place of employment shall be at the Company’s principal executive offices in Calabasas, California; provided, however, that Executive shall be permitted under the terms of this Agreement, upon conditions approved by the Board, to relocate his principal residence to Texas and to perform his duties and responsibilities under this Agreement from such location and commute from time to time to the Company’s principal executive offices so long as such relocation does not materially interfere with Executive’s satisfactory performance of his duties and responsibilities under this Agreement and, provided, further, that Executive will travel to such other locations as may be reasonably necessary in order to discharge his duties and responsibilities hereunder.  Executive shall have the right to attend all meetings of the Board of Directors of the Company and will be nominated for election as a director for each term for which he is eligible to serve during the Service Term.

(b)           Salary, Bonus and Benefits.

(i)            Salary and Bonus.During the Service Term, effective from and after January 1, 2010, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $635,250 per annum; provided, however, that the Annual Base Salary shall be subject to review by the Board for upward increases annually during the first quarter of each calendar year of the Service Term, with any such upward increases having retroactive effect to January 1 of the year to which such increases apply.  With respect to calendar year 2010 and thereafter during the Service Term, Executive will be eligible to receive an annual bonus in an amount of up to 120% of Executive’s Annual Base Salary for each fiscal year, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of budgetary and other objectives set by the Compensation Committee after review of a financial performance plan that is prepared by Executive and recommended to the Compensation Committee.  Such annual bonus opportunity shall be comprised of (A) a 60% bonus opportunity applicable to achievement of plan targets that are a combination of targets for revenue and EBITDA (“Component A”), and (B) an additional 60% bonus opportunity (thereby making the total annual bonus opportunity 120% of Executive’s Annual Base Salary) for performance exceeding plan targets based upon revenue and EBITDA performance (“Component B” and, together with Component A, the “Annual Bonus”).  The performance targets for Component A and Component B may be revised in future years by the Compensation Committee after consultation with Executive.  Within 90 days of the beginning of each calendar year during the Service Term, the Compensation Committee will determine, after consultation with Executive, the targets applicable to the Annual Bonuses based on the Company’s performance plan.  All performance plan targets will be defined in terms that exclude the effects of any nonrecurring charges, including without limitation, charges related to goodwill write-offs, acquisitions, dispositions or changes in accounting treatment.  The annual bonus, if any, shall be due and payable to Executive, in cash, on or prior to March 15 of the year immediately following that in which such annual bonus is earned (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(ii)           Benefits.  During the Service Term, Executive shall be entitled to participate in and shall receive all benefits under pension benefit plans provided by the Company (including without limitation participation in any Company incentive, savings and retirement plans, practices, policies and programs) to the extent applicable generally to other peer executives of the Company.  In addition, during the Service Term, Executive and/or Executive’s family shall be entitled to participate and shall receive all benefits under welfare plans provided by the Company (including without limitation medical prescriptions, dental, disability, employee life, group life, accidental life and travel accident insurance plans and plans) to the extent and on the same basis applicable generally to other peer executives of the Company.  Executive shall be reimbursed for customary travel and other expenses, subject to standard and reasonable documentation requirements.  In addition, Executive will receive a stipend of $450 per month for lease of an automobile and other related expenses during the Service Term, payable in equal monthly increments during the Service Term.  Executive shall also be eligible to receive four weeks paid vacation per annum.  Any unused vacation time during each fiscal year shall be “rolled-over” to the following fiscal year to the extent permitted by the Company’s policies for other senior executives of the Company.

(iii)         Long-Term Incentive Awards.   The Company shall grant the awards identified in this Section 1(b)(iii) (the “LTIP Awards”) to Executive at the times and subject to the terms and conditions set forth below, pursuant to either (1) the Company’s Restated 1987 Stock Option Plan, as amended from time to time (the “Existing Plan”), or (2) an incentive plan adopted by the Company and approved by its shareholders subsequent to the Effective Date that provides for the grant of awards constituting “qualified performance-based compensation” (within the meaning of Code Section 162(m)) based on the attainment of the performance criteria identified below in this Section 1(b)(iii)  (in any case, the applicable incentive plan pursuant to which any LTIP Award is granted, the “Plan”).  Each LTIP Award shall be set forth in an award agreement between Executive and the Company that is consistent with the terms and conditions contained in comparable award agreements provided to other key executives of the Company  (each such agreement, an “Award Agreement”).

(A)                  Positive EBITDA Awards.  During the first ninety days of each of calendar years 2010, 2011 and 2012, subject to Section 1(b)(iii)(D) and Section 1(b)(iii)(F)(3) below, the Company shall grant to Executive under a Plan a number of restricted stock units (“RSUs”) or restricted shares (as determined by the Company at the time of grant) determined by dividing $800,000 by the Fair Market Value (as defined in the applicable Plan) (“Fair Market Value”) of a share of the Company’s common stock as of January 2 of the calendar year in which such award is granted (or, if January 2 is not a Business Day (as defined below), the first Business Day thereafter) (such awards, the “PEA Grants”), subject to Executive’s continued employment with the Company through the applicable grant date.   Each PEA Grant shall vest, subject to Sections 1(b)(iii)(E) and (F) below, on February 1 of the calendar year immediately following the year in which such PEA Grant is made (any date on which a PEA Grant vests, a “PEA Vesting Date”), subject to  (i) the Company attaining positive EBITDA (as defined below), as determined by the Compensation Committee, during the thirteen-month period beginning on January 1 of the year of grant, and (ii) Executive’s continued employment with the Company through the applicable February 1 vesting date.   If PEA Grants are made in the form of RSUs, any such PEA Grants that vest in accordance herewith shall be settled in whole shares of Company common stock as soon as practicable after the applicable PEA Vesting Date, but in no event later than the March 15 immediately following the applicable PEA Vesting Date, with the actual settlement or payment date determined in the Company’s sole discretion.

(B)                  EBITDA Target Awards.  During the first ninety days of each of calendar years 2010, 2011 and 2012, subject to Section 1(b)(iii)(D) and Section 1(b)(iii)(F)(3) below, the Company shall grant to Executive under a Plan a number of RSUs or restricted shares (as determined by the Company at the time of grant) determined by dividing $500,000 by the Fair Market Value of a share of the Company’s common stock as of January 2 of the calendar year in which such award is granted (or, if January 2 is not a Business Day, the first Business Day thereafter) (the “ETA Grants”), subject to Executive’s continued employment with the Company through the applicable grant date.  The Compensation Committee shall establish in writing an EBITDA target applicable to each ETA Grant during the first ninety days of the calendar year in which such ETA Grant is made (and, in any event, upon or prior to making such grant).   The ETA Grants shall vest, subject to Sections 1(b)(iii)(E) and (F) below, as to 50% of the ETA Grant multiplied by the applicable ETA Performance Percentage (as defined below) on February 1 of each of the first two calendar years immediately following the year of grant, subject, in each case, to Executive’s continued employment through such date (any date on which an ETA Grant vests, an “ETA Vesting Date”).  The “ETA Performance Percentage” with respect to each ETA Grant shall mean (i) zero if the applicable EBITDA target is attained at less than 80%, (ii) 50% if the applicable EBITDA target is attained at 80%, (iii) 100% if the applicable EBITDA target is attained at 100% or greater, and (iv) a linear pro ration between 50 – 100% if the applicable EBITDA target is attained between 80% - 100%  (for example, the ETA Performance Percentage will equal 87.5% upon attainment of 95% of the applicable EBITDA target).  If ETA Grants are made in the form of RSUs, any such ETA Grants that vest in accordance herewith shall be settled in whole shares of Company common stock as soon as practicable after the applicable ETA Vesting Date, but in no event later than the March 15 immediately following the applicable ETA Vesting Date, with the actual settlement date determined in the Company’s sole discretion.

(C)                  Additional Performance Awards.  Subject to Executive’s continued employment with the Company through  each such grant date and further subject Section 1(b)(iii)(D) and Section 1(b)(iii)(F)(3) below, the Company shall make the following grants of additional performance awards under a Plan to Executive (the “Additional Grants”):

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2010 Grant.  During the first ninety days of calendar year 2010, the Company shall grant to Executive an Additional Grant that provides the opportunity to earn up to $500,000, payable as soon as practicable after February 1, 2013, but in no event later than March 15, 2013.

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2011 Grants.  During the first ninety days of calendar year 2011, the Company shall grant to Executive two Additional Grants, each providing the opportunity to earn up to $500,000, payable as soon as practicable after February 1, 2013 and February 1, 2014, respectively, but in no event later than March 15, 2013 and March 15, 2014, respectively.

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2012 Grants.  During the first ninety days of calendar year 2012, the Company shall grant to Executive three Additional Grants, each providing the opportunity to earn up to $500,000, payable as soon as practicable after February 1, 2013, February 1, 2014 and February 1, 2015, respectively, but in no event later than March 15, 2013, March 15, 2014 and March 15, 2015, respectively.

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2013 Grants.  During the first ninety days of calendar year 2013, the Company shall grant to Executive two Additional Grants, each providing the opportunity to earn up to $500,000, payable as soon as practicable after February 1, 2014 and February 1, 2015, respectively, but in no event later than March 15, 2014 and March 15, 2015, respectively.

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2014 Grant.  During the first ninety days of calendar year 2014, the Company shall grant to Executive an Additional Grant that provides the opportunity to earn up to $500,000, payable as soon as practicable after February 1, 2015, but in no event later than March 15, 2015.

Notwithstanding the foregoing, payment or settlement  of Additional Grants, if applicable, may be accelerated as provided in Section 1(b)(iii)(E) and (F) below.  Subject to the foregoing requirements, Additional Grants shall be made under a Plan and shall be paid at the time of settlement, to the extent earned, in either (i) fully vested, freely transferable shares of Company common stock (subject to limitations on transfer imposed under applicable law) or (ii) if insufficient shares remain under the applicable Plan at the time of settlement to pay any earned portion of an Additional Grant in shares of Company common stock, then such portion of the Additional Grant shall instead be paid in cash.   During the first ninety days of the calendar year

in which such Additional Grant is made (and, in any event, upon or prior to making the applicable grant), the Company and Executive shall determine by mutual agreement the performance criteria applicable to the vesting of Additional Grants (selected from performance criteria enumerated in a Plan) and the Compensation Committee shall, in consultation with Executive, establish in writing performance goals applicable to each Additional Grant based on such performance criteria and determined by reference to the thirteen-month performance period beginning on January 1 of the year of grant.  Each Additional Grant shall vest, subject to Sections 1(b)(iii)(E) and (F) below, on February 1 of the year immediately following the year in which such Additional Grant is made, subject to Executive’s continued employment through such February 1, in each case, as to (i) no portion of the award if the applicable performance goals are attained at less than 90% of target, (ii) 80% of the award if the applicable performance goals are attained at 90% of target, (iii) 100% of the award if the applicable performance goals are attained at or above 110% of target, and (iv) a linear pro ration between 80% – 100% of the award if the applicable performance goals are attained between 90% – 110% of target  (for example, an Additional Grant shall vest as to 95% of the award upon attainment of 105% of the applicable target).

(D)                 Stockholder Approval.  If and to the extent that a sufficient number of shares do not remain available for issuance under a Plan to grant any LTIP Award(s), the Company agrees to adopt and submit for stockholder approval at the next regularly scheduled Company annual stockholders’ meeting either (i) an amendment to the Existing Plan, or (ii) a  new equity incentive plan that includes as performance-vesting criteria (without limitation) the performance-vesting criteria identified in the Existing Plan, in either case, authorizing the issuance of additional shares under such plan sufficient to grant such LTIP Award(s).  All affected LTIP Awards shall be granted as soon as reasonably practicable after stockholder approval is obtained.   If stockholder approval is not timely obtained, the Company and Executive shall mutually agree to either delay the grant, issuance and vesting of the affected LTIP Award(s) until the Company’s stockholders approve a new equity plan or additional shares under the Existing Plan, or the Company shall grant to Executive the LTIP Award(s) as cash-settled awards under a Plan, pursuant to all other terms and conditions contemplated above.

(E)                           Corporate Events.  Immediately prior to the earliest to occur of a Corporate Transaction (as defined in the Existing Plan or any comparable definition in a new equity plan approved by the Company’s stockholders) (and notwithstanding Section 18.3 of the Existing Plan), or a Change of Control (as defined in the Amended and Restated Executive Change of Control Agreement between the Company and Executive, dated December 11, 2008) (together, “Corporate Events”), in any case, occurring during the Service Term, any outstanding and unvested LTIP Awards shall vest fully as if all applicable performance targets were fully attained and all service requirements satisfied, and the LTIP Awards shall be settled or paid, if applicable, immediately prior to, upon or within fifteen days after the occurrence of such Corporate Event, provided, that to the extent that any LTIP Awards constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A), including without limitation, any Additional Grants, such LTIP Awards shall only be paid or settled in connection with the Corporate Event if the Corporate Event constitutes a “change in control event” within the meaning of Code Section 409A, and shall otherwise be paid or settled upon the earliest to occur of (i) the Date of Termination, (ii) Executive’s death or Disability, or (iii) the date specified in Sections 1(b)(iii)(A) – (C) above, as applicable, subject to Section 1(g) below.

(F)                 Termination of Employment.   The following provisions shall govern the LTIP Awards in the event of Executive’s termination of employment:

(1)           Termination Without Cause, for Good

Reason or Due to Death or Disability.   If Executive’s employment with the Company terminates due to his death or Disability or due to a termination by the Company without Cause or by Executive for Good Reason (each as defined below and each, a “Qualifying Termination”), subject to Section 1(g) below, the following provisions shall govern the LTIP Awards:

 (a)           PEA Grants.  PEA Grants that have vested but have not been settled or paid as of the date of a Qualifying Termination shall be settled or paid (if applicable) as soon as practicable after the Date of Termination, but in no event later than the March 15 immediately following such Date of Termination.  PEA Grants that have not vested as of the Date of Termination shall remain outstanding and eligible to vest (without the requirement of continued employment beyond such termination) on a pro-rated basis upon the February 1 immediately following the Date of Termination.  PEA Grants shall vest upon and, in the case of RSUs, be settled, as soon as practicable after, such February 1 (but in no event later than the March 15 immediately following the Date of Termination), if EBITDA during the thirteen-month period beginning on January 1 of the year of grant of the PEA Grant was positive, in an amount determined by multiplying amounts subject to the PEA Grant by a fraction, the numerator of which equals the number of days Executive was employed by the Company from January 1 of the applicable year of grant through the Date of Termination, and the denominator of which equals 396.

 (b)           ETA Grants.  ETA Grants that have vested but have not been settled or paid as of the date of a Qualifying Termination shall be settled or paid (if applicable) as soon as practicable after the Date of Termination, but in no event later than the March 15 immediately following such Date of Termination.  If the performance period applicable to an ETA Grant is ongoing as of the Date of Termination, such ETA Grant shall remain outstanding and eligible to vest (without the requirement of continued employment beyond such termination) on a pro-rated basis upon the February 1 immediately following the Date of Termination and shall vest upon and, in the case of RSUs, be settled, as soon as practicable after, such February 1 (but in no event later than the March 15 immediately following such Date of Termination), in a manner determined by multiplying amounts that would be earned under such ETA Grant on such February 1 based solely on attainment of EBITDA by a fraction, the numerator of which equals the number of days Executive was employed by the Company from January 1 of the applicable year of grant through the Date of Termination, and the denominator of which equals 396.  If the performance period applicable to an ETA Grant has terminated as of the Date of Termination but the vesting of a portion of the ETA Grant remains subject to continued employment, any earned component of such ETA Grant that would otherwise vest on the second February 1 following the year of grant of such ETA Grant based on continued employment shall instead vest in full upon the Qualifying Termination and be paid as soon as practicable following the Date of Termination, but in no event later than the March 15 immediately following such Date of Termination.

(c)           Additional Grants.  Additional Grants that have vested but have not been settled or paid as of the date of a Qualifying Termination shall be settled or paid as soon as practicable after the February 1 immediately following the Date of Termination, but in no event later than the March 15 immediately following such Date of Termination.   Additional Grants that have not vested as of the Date of Termination shall remain outstanding and eligible to vest upon the February 1 immediately following the Date of Termination (without the requirement of continued employment beyond such termination) and shall vest on a pro-rated basis upon and be paid as soon as practicable after such February 1 (but in no event later than the March 15 immediately following such Date of Termination), in a manner determined by multiplying amounts that would be earned under such Additional Grant based solely on attainment of the applicable performance objectives by a fraction, the numerator of which equals the number of days Executive was employed by the Company from January 1 of the applicable year of grant through the Date of Termination, and the denominator of which equals 396.

 (2)           Termination for Cause; Resignation Other Than for Good Reason.  If Executive’s employment is terminated by the Company for Cause or due to Executive’s resignation other than for Good Reason, (a) all LTIP Awards that have not vested as of the Date of Termination shall terminate, (b) all LTIP Awards other than Additional Grants that have vested prior to the Date of Termination, but have not been settled or paid as of the Date of Termination (if applicable) shall, subject to Section 1(g) below, be settled or paid as soon as practicable after the Date of Termination, but in no event later than the March 15 immediately following such Date of Termination and (c) all LTIP Awards that are Additional Grants and have vested prior to the Date of Termination, but have not been settled or paid as of the Date of Termination (if applicable), subject to Section 1(g) below, shall be settled or paid as soon as practicable after the February 1 immediately following the Date of Termination, but in no event later than the March 15 immediately following the Date of Termination.

(3)           Termination of Employment Prior to Grant.  If, during the first ninety days of any calendar year in which Executive is entitled to receive one or more LTIP Awards in accordance with Section 1(c)(iii)(A) – (C) above, Executive experiences a Qualifying Termination occurring  prior to the date in such calendar year on which any such LTIP Awards would otherwise be granted, the LTIP Award grants to which Executive is entitled for such calendar year shall instead be granted to Executive as of no later than immediately prior to such Qualifying Termination and shall be administered in accordance 1(c)(iii)(F)(1) above.  Except as expressly provided in the immediately preceding sentence, any LTIP Awards that have not been granted as of the Date of Termination shall be forfeited and Executive shall have no further rights or interests in respect of such un-granted LTIP Awards.

 (4)           Forfeiture of Awards.  All LTIP Awards that have not vested (a) in the case of a termination of Executive’s employment for Cause or due to Executive’s resignation other than for Good Reason, as of the Date of Termination, shall terminate as of the Date of Termination, and (b) in the case of a Qualifying Termination in which the LTIP Awards remain unvested as of the February 1 following the Date of Termination (after taking into consideration any vesting that may occur upon or following the Date of Termination as provided above or under any other agreement between Executive and Company), shall terminate as of such February 1, and, in all cases, shall be canceled without payment of consideration therefor.  Following settlement or payment of any vested LTIP Awards, if applicable, such awards shall terminate and Executive shall have no further rights or interests in respect of such awards.

(G)           Employment Taxes.  Notwithstanding anything contained herein to the contrary, to the extent that any compensation payable hereunder, including without limitation, under any of the LTIP Awards, constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, the payment of any such compensation may be accelerated to the greatest extent permitted under Treasury Regulation 1.409A-3(j)(4)(vi) to pay any taxes imposed under the Federal Insurance Contribution Act (“FICA”) on such compensation or under Code Section 3401 or corresponding withholding provisions of applicable state, local or foreign tax laws as income tax obligations arising in connection with any such acceleration, including any additional taxes attributable to pyramiding wages and taxes, provided, that the total of any such accelerated payment shall not exceed the applicable FICA and income tax obligations to which such accelerated payments relate.

(H)           Payment Dates.  With respect to any payment under an LTIP Award that may be made by its terms over a range of dates, the Company shall determine the exact date of payment in its sole discretion and the Executive shall not be able to directly or indirectly designate the calendar year of such payment.

(c)           Termination.

(i)           Events of Termination.  Executive’s employment with the Company shall cease upon:

(A)	Executive’s death.

(B)	Executive’s voluntary retirement.

(C)          Executive’s “Disability” which means Executive has become disabled within the meaning of Code Section 409A.

(D)          Termination by the Company by the delivery to Executive of a written notice from the Board or the CEO that Executive has been terminated (“Notice of Termination”) with or without Cause.   “Cause” shall mean:

(1)           Executive’s (aa) conviction of a felony; (bb) Executive’s commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Subsidiaries; (cc) Executive’s misappropriation of material funds or assets of the Company for personal use; or (dd) Executive’s engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its Subsidiaries;

(2)           Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after Executive receives notice thereof from the Board;

(3)           Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;

(4)           Executive’s engaging in conduct constituting a breach of Sections 2  or  3  hereof that is not cured in full within 15 days, and is materially and demonstrably injurious to the Company, after  notice of default thereof, from the Company, as determined by a court of law.

In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause.  Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company.  In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is for Cause.  If the Directors do not provide such confirmation, the termination shall be treated as other than for Cause.  Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for “Cause” in accordance with the provisions of  Section 8(f)  hereof.

The delivery by the Company of notice to Executive that it does not intend to renew this Agreement as provided in  Section 1(f)  shall constitute a termination by the Company without Cause if, at the time of such notice, Executive is willing and able to renew the Agreement and continue providing services on terms and conditions substantially similar to those contained in this Agreement, provided, that in no event shall notice which fulfills the requirements of  Section 1(c)(i)(D)(1) , (2) , (3) or (4)  above constitute a termination by the Company without Cause.

(E)           Executive’s voluntary resignation by the delivery to the Company and the Board of at least 30 days written notice from Executive that Executive has resigned with or without Good Reason.   “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence of any one of the following:

(1)           the failure of the Company to pay an amount owing to Executive in breach of this Agreement; or

(2)           without Executive’s consent, a relocation of Executive’s principal work location from the Calabasas, California metropolitan area  that constitutes a material change in the geographic location at which he must perform services under this Agreement (within the meaning of Code Section 409A);

provided, that Executive’s resignation shall only constitute a resignation for “Good Reason” hereunder if (I) Executive provides the Company with written notice setting forth in reasonable detail the facts or circumstances constituting Good Reason within thirty days after Executive becomes reasonably aware of the existence of such facts and circumstances, (or reasonably aware that there is a controversy between the Company’s interpretation of any payment obligation or principal work location requirement of this Agreement and the Executive’s interpretation of same), (II) the Company has failed to cure such facts or circumstances within thirty days after receipt of such written notice, and (III) the date of Executive’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) occurs no later than thirty-five days after Executive gives notice of the event constituting Good Reason.

The delivery by Executive of notice to the Company that he does not intend to renew this Agreement as provided in  Section 1(f)  shall constitute a resignation by Executive without Good Reason unless such notice fulfills the requirements of  Section 1(c)(i)(E)(1) or  (2)  above.

For the avoidance of doubt, in no event shall Executive’s ceasing to serve as the President of the Company, whether voluntarily or involuntarily, constitute Good Reason.

(ii)           Date of Termination.  “Date of Termination” means the date on which Executive experiences a Separation from Service.

(iii)         Rights on Termination.

(A)            In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) or by Executive with Good Reason and Executive experiences a Separation from Service as a result of such termination, subject to Section 1(g) below:

(1)      The Company will pay Executive (i) an amount equal to 150% of the Annual Base Salary, payable over a period of eighteen (18) months commencing on the Date of Termination (the “Severance Period”) in substantially equal installments in accordance with Company payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided, that payment of the amounts described in this Section  shall not commence until the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”) and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date, and (ii) a cash amount equal to the aggregate premiums that the Company would have paid for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the Date of Termination, had Executive remained employed by the Company during the Severance Period (together, “Insurance Benefits”).  In addition, during the Severance Period, subject to Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay Executive’s COBRA premiums in respect of COBRA benefits to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such COBRA benefits to be exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), provided, that if during the period of continuation coverage, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period; and

(2)                  All LTIP Awards shall be treated as provided in Section 1(b)(iii)(F)(1) above.

For purposes of paragraph (e) below, payments of Annual Base Salary, amounts in lieu of Insurance Benefits, COBRA premiums and any vesting of LTIP Awards following the Date of Termination, in each case, as described in this Agreement, are collectively referred to as “Severance Payments.” In addition, the Company will pay to Executive in a lump-sum the value of any accrued but unused vacation time.  No Severance Payments or benefits shall be paid or provided unless Executive has executed and not revoked a release in a form mutually acceptable to both the Company and Executive that is subject to  paragraph (e) below.  In addition, the Company agrees that concurrently with Executive’s execution of such release, the Company shall execute a contingent mutual release in a form that is mutually acceptable to both the Company and Executive that is subject to paragraph (e) below.  Each payment under Section 1(c)(iii)(A) above shall be treated as a separate payment for purposes of Code Section 409A.

(B)           If the Company terminates Executive’s employment for Cause, or if Executive resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) and all vesting under all equity awards held by Executive will cease effective as of the date of termination, provided, that LTIP Awards which have vested prior to such Date of Termination shall be treated in accordance with Section 1(b)(iii)(F)(2) above.  Executive’s right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(C)           If Executive’s employment terminates because of  Executive’s death or Disability,  then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any  “key man” life insurance policy) maintained by the Company.  In addition, in the event of such a termination, for a period of six (6) months commencing on the Date of Termination, Executive or his estate shall be entitled to payment of an amount equal to 50% of the Annual Base Salary, payable over six months from Executive’s death or Disability in approximately equal installments on regular salary payment dates.  LTIP Awards shall be treated in accordance with Section 1(b)(iii)(F)(1) above.

Notwithstanding the foregoing, the Company’s obligation to Executive for Severance Payments shall cease if Executive is found by a court of law to be in material violation of the provisions of  Sections 2 or 3  hereof.

(d)           Mitigation. The Company’s obligation to continue to provide Executive with the Severance Payments pursuant to  Section 1(c)(iii)(A) above and the benefits pursuant to the second sentence of  Section 1(c)(iii)(C)  above shall cease if Executive becomes employed as a senior executive by a third party.

(e)           Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination.  Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, Executive will execute a contingent mutual release of claims in a form reasonably satisfactory to both the Company and Executive.

(f)            Term of Employment.  Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall continue through January 31, 2013 (the “Service Term”); provided, however, that Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one-year periods commencing on February 1, 2013 and, thereafter, on each successive anniversary of such date unless either the Company or Executive notify the other party in writing within ninety (90) days prior to any such anniversary that it or he desires not to renew Executive’s employment under this Agreement.  All references herein to “Service Term” shall include any renewals thereof after February 1, 2013.

(g)         Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement,  no compensation or benefits, including without limitation any Severance  Payments or payments in respect of any LTIP Awards in connection with a Separation from Service, shall be paid to Executive during the 6-month period following his Separation from Service to the extent that the Company reasonably determines that Executive is a “specified employee” (within the meaning of Code Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period, without interest thereon.

2.             Confidential Information; Proprietary Information, etc.

(a)           Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates.  Therefore, Executive agrees that he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all Records which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice.  Nothing in this Section  shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section  and the other restrictions contained in this Agreement.

(b)           Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information  (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this  Section to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that:  (i) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Executive performs for the Company or its Affiliates or Subsidiaries.

(c)           Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of  Sections 2(a)  and  2(b)  above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)           Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(e)           Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required;  provided, however,  that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3.             Nonsolicitation.

(a)           Nonsolicitation. As long as Executive is an employee of the Company or any Affiliate thereof, and for eighteen (18) months thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during the nine (9) month period immediately preceding the date of such Executive’s termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on, solicit or service any Person who was a customer or client of the Company or any Affiliate or (v) call on, solicit or service any Person who was Prospective Client for any purpose which directly or indirectly competes with the business of the Company.  For purposes hereof, a  “Prospective Client”  means any Person whom the Company or any of its Affiliates has entertained discussions with to become a client or customer at any time during the twelve (12) month period immediately preceding the date of such Executive’s termination.

(b)           Acknowledgment. Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. It is specifically recognized by Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this  Section 3 , that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this  Section 3. Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood.  Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c)           Enforcement, etc.  If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, without limiting the generality of Section 8(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d)           Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court.  The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.             Definitions.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, but excluding gains, losses or expenses associated with all Unusual Items.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.  Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists — partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“Unusual Items” shall mean: (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (ii) a force majeure or other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (iii) litigation (including attorneys’ fees and other litigation expenses), judgments, settlements, except to the extent that any such litigation, judgments, and/or settlements result from the willful or intentional misconduct of Executive; (iv) changes in tax laws or accounting standards required by generally accepted accounting principles or changes in other such laws or provisions affecting reported results; (v) expenses resulting from severance arrangements with terminated employees; (vi) equity-based compensation expenses; (vii) one-time gains or losses from the disposal or sale of assets; and (viii) impairments of goodwill or other intangible assets.

5.             Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Executive:

Peter T. Dameris
26651 West Agoura Road
Calabasas, California 91302
Tel No.:	(818) 878-7900

If to the Company:

26651 West Agoura Road
Calabasas, California 91302
Attention:	General Counsel
Tel No.:	(818) 871-3300
Fax No.:	(818) 880-0056

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6.             Executive’s Representations and Warranties.  Executive represents and warrants that he has full authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee.  Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of his duties for the Company.

7.        Code Section 409A.

(a)           General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Code Section 409A, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder, provided¸ that the Company shall have no obligation to take any action described in this Section 7(a) or to indemnify Executive for any failure to take any such action.

(b)           Certain Reimbursements.  To the extent that any reimbursements hereunder constitute taxable compensation to Executive, such reimbursements shall be reimbursable to Executive only during his lifetime and shall be made to Executive promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.         General Provisions.

(a)           Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)           Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, the Prior Agreement (as amended).  Notwithstanding the foregoing, the Prior Agreement shall continue to govern the terms and conditions of all compensation and benefits paid, provided or payable thereunder, including without limitation, the 2006 Equity Awards.

(d)           Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(e)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(f)            Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

(i)            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j)            Termination. This Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(k)           No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l)            Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m)          Offset.  Whenever the Company or any of its Subsidiaries is obligated to pay any sum to Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Executive or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment, to the greatest extent permitted under applicable law.

 (n)           Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ( “Taxes” ) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o)           Insurance and Indemnification.  For the period from the date of this Agreement through at least the tenth anniversary of Executive’s termination of employment from the Company, the Company shall maintain Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Executive with at least the same corporate indemnification as it provides to the peer executives of the Company.

(p)                   Clawback.  To the extent permitted under applicable law, Executive agrees to reimburse the Company for amounts determined by final judicial process to be due to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ON ASSIGNMENT, INC.

By:	/s/Jeremy Jones
Name:	Jeremy Jones
Title:	Chairman of the Board of Directors

/s/Peter T. Dameris
PETER T. DAMERIS